EXHIBIT 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS SOLID RETURNS DESPITE
CHALLENGING MARKET CONDITIONS — 19.9% FULL-YEAR 2002 ROE
— Fourth quarter earnings per share total $0.38 after severance charge of $18 million;
continued cost-reduction initiatives reflect focus on execution and efficiency —

PITTSBURGH, January 21, 2003—Mellon Financial Corporation (NYSE: MEL) today announced full-year 2002 net income of $682 million, or $1.55 per share, including income from discontinued operations of $15 million, or 3 cents per share, compared with $1.318 billion, or $2.76 per share, in 2001, which included income from discontinued operations of $882 million or $1.85 per share. Income from continuing operations totaled $667 million, or $1.52 per share in 2002, compared with $436 million, or 91 cents per share in 2001. Continuing operations return on equity totaled 19.9 percent for the full-year 2002 compared with 11.7 percent for the full-year 2001. Core business sector net income for 2002 totaled $729 million compared with $727 million in 2001.

Net income for the fourth quarter of 2002 was $166 million, or 38 cents per share, compared with $807 million or $1.70 per share in the fourth quarter of 2001 which included income from discontinued operations of $851 million, or $1.79 per share. Income from continuing operations totaled $164 million, or 38 cents per share, in the fourth quarter of 2002 compared with a loss of $44 million, or 9 cents per share, in the fourth quarter of 2001, and income of $186 million, or 43 cents per share, in the third quarter of 2002. Continuing operations return on equity totaled 19.4 percent in the fourth quarter of 2002 compared with (4.7) percent in the fourth quarter of 2001 and 22.6 percent in the third quarter of 2002. All results presented for 2001 include the amortization of goodwill. See the table on page 25 for comparative results excluding the amortization of goodwill in 2001.

Results for the fourth quarter and full-year 2002 reflect continued weakness in the equity markets and the economy. Equity market levels at Dec. 31, 2002, as measured by the Standard and Poor’s 500 Index, were 23.4 percent lower than at Dec. 31, 2001. Due to the continued weakness in the economy, the Corporation has identified additional cost savings opportunities that will result in a reduction of approximately 650 positions. Severance expense of $18 million was recorded in continuing operations in the fourth quarter of 2002. This compares to a $30 million charge for severance expense recorded in the fourth quarter of 2001 associated primarily with Project LEAP (Lifting Earnings and Performance). The Corporation began implementation of its LEAP program in the third quarter of 2001, and it is expected to be fully implemented by the second quarter of 2003. The program is expected to result annually in $300 million pre-tax of revenue enhancements and expense savings.

“In a year where we faced a challenging economy and key equity markets were down by 20 percent or more, the Corporation continued to win new business both domestically and internationally and generated top tier returns on shareholders’ equity of 19.9 percent. This reflects the soundness of our strategic focus on our fee-based businesses where we enjoy strong market positions, deep customer relationships, top-rated customer satisfaction and dedicated employees,” said Martin G. McGuinn, chairman and chief executive officer of Mellon Financial Corporation.

Mellon Reports Earnings
Jan. 21, 2003

Financial Highlights	Year ended		Quarter ended
(dollar amounts in millions, except per share amounts; quarterly returns are annualized)	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Sept. 30, 2002	Dec. 31, 2001

Continuing operations:
Diluted earnings per share	$1.52	$.91	$.38	$.43	$(.09)
Income from continuing operations	$667	$436	$164	$186	$(44)
Return on equity	19.9%	11.7%	19.4%	22.6%	(4.7)%
Net income (a):
Diluted earnings per share	$1.55	$2.76	$.38	$.44	$1.70
Net income	$682	$1,318	$166	$191	$807
Return on equity	20.3%	35.3%	19.8%	23.1%	84.8%

Fee revenue as a percentage of fee and net
interest revenue (FTE)	85%	83%	86%	84%	79%
Trust and investment fee revenue as a percentage
of fee and net interest revenue (FTE)	70%	76%	69%	69%	93%
Efficiency ratio	73%	79%	79%	74%	108%
S&P 500 Index at period end	880	1,148	880	815	1,148

(a)	Net income amounts include results of discontinued operations, discussed further on page 24.

The Corporation also declared a quarterly common stock dividend of 13 cents per share. This cash dividend is payable on Friday, Feb. 14, 2003, to shareholders of record at the close of business on Friday, Jan. 31, 2003.

As a result of the divestiture of all lines of business serving the retail consumer and small business/middle market classes of customers discussed further on page 24, the Corporation is reporting its financial results using the discontinued operations method of accounting. In accordance with generally accepted accounting principles (GAAP), earnings, assets and liabilities of the discontinued businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented, where applicable. The Corporation completed the conversion of customer deposit accounts and loans to Citizens Financial Group, Inc. (Citizens) during the third quarter of 2002. The Corporation had been administering these accounts under a transitional service agreement until Citizens was able to convert these accounts to its systems. This was the final step of a transition process that began following the completion of the sale in December 2001. As a result, at Sept. 30, 2002, and Dec. 31, 2002, there were no remaining assets or liabilities in discontinued operations. All information in this earnings release, including all supplemental information, reflects continuing operations unless otherwise noted.

Full-year 2002 Financial Data - Continuing Operations:

•	Return on equity totaled 19.9 percent for the full-year 2002, compared with 11.7 percent for the full-year 2001.
•
Fee revenue totaled 85 percent of fee and net interest revenue in the full-year 2002, compared with 83 percent for the full-year 2001. Trust and investment fee revenue totaled 70 percent of fee and net interest revenue in the full-year 2002, compared with 76 percent for the full-year 2001.

Mellon Reports Earnings
Jan. 21, 2003

•
Fee revenue increased to $3.622 billion in 2002 from $2.747 billion in 2001 due to acquisitions, lower equity investment losses and higher cash management, financing-related and securities trading revenue, partially offset by lower foreign exchange revenue. Trust and investment fee revenue increased to $2.988 billion from $2.555 billion primarily due to acquisitions. Excluding the impact of acquisitions, trust and investment fee revenue decreased approximately 2 percent due to market depreciation in assets under management, discussed below, and lower securities lending fees.

•
Assets under management totaled $581 billion at Dec. 31, 2002, compared with $592 billion at Dec. 31, 2001, with assets under management, administration or custody totaling approximately $2.9 trillion at Dec. 31, 2002. Assets managed by subsidiaries and affiliates outside the United States totaled $83 billion at Dec. 31, 2002. For the year, net inflows of $24 billion, consisting of $16 billion of money market and $8 billion of long-term inflows, were offset by $39 billion of market depreciation. Assets under administration or custody totaled $2.3 trillion at Dec. 31, 2002, compared with $2.1 trillion at Dec. 31, 2001. Excluding the assets under administration at Unifi Network, the increase resulted from net new custody business, which more than offset the impact of market depreciation. Equity market levels at Dec. 31, 2002, as measured by the Standard and Poor’s 500 Index, were 23.4 percent lower than at Dec. 31, 2001.

•
Nonperforming assets totaled $59 million, or .70 percent of total loans and net acquired property at Dec. 31, 2002, compared with $69 million, or .74 percent at Sept. 30, 2002, and $62 million, or .72 percent at Dec. 31, 2001.

•
The provision for credit losses totaled $172 million for the full-year 2002 compared with a credit of $4 million for full-year 2001. The higher provision for credit losses in 2002 related in large part to a provision for credit exposure to customers that have been associated with allegations of accounting irregularities. Net credit related losses totaled $130 million in full-year 2002, of which $104 million was on loans to two customers associated with accounting irregularities. Net credit related losses totaled $82 million in 2001.

•
Operating expense increased to $3.126 billion in 2002 from $2.650 billion in 2001 primarily due to acquisitions, a lower pension credit and higher health care benefit and insurance expense, partially offset by the required elimination of goodwill amortization in 2002. Excluding the impact of acquisitions and the 2001 amortization of goodwill, operating expense in the full-year 2002 increased approximately 4 percent compared with the full-year 2001, due primarily to the lower pension credit and higher health care benefit and insurance expense.

•
The Corporation repurchased 20.4 million common shares during 2002 at an average share price of $34.27. At Dec. 31, 2002, an additional 2.0 million shares were available for repurchase under a 25 million share repurchase program authorized by the board of directors in November 2001. In October 2002, the board of directors authorized an additional repurchase program of up to 25 million shares of common stock.

Mellon Reports Earnings
Jan. 21, 2003

Fourth Quarter 2002 Financial Data - Continuing Operations:

•
Return on equity totaled 19.4 percent in the fourth quarter of 2002, compared with 22.6 percent in the third quarter of 2002 and (4.7) percent in the fourth quarter of 2001. Fourth quarter 2001 results were impacted by a $222 million charge for fair value adjustments of venture capital investments, compared with a $27 million charge in the fourth quarter of 2002, and a $57 million loss on the disposition of large corporate loans.

•
Fee revenue totaled 86 percent of fee and net interest revenue in the fourth quarter of 2002, compared with 84 percent in the third quarter of 2002 and 79 percent in the fourth quarter of 2001. Trust and investment fee revenue totaled 69 percent of fee and net interest revenue in the fourth quarter of 2002, compared with 69 percent in the third quarter of 2002 and 93 percent in the fourth quarter of 2001. The fourth quarter 2001 percentages were significantly impacted by the venture capital loss and the loss on the disposition of loans.

•
Fee revenue increased $44 million, or 5 percent (unannualized), compared with the third quarter of 2002, primarily due to a 3 percent (unannualized) increase in trust and investment fee revenue. Fee revenue increased to $900 million in the fourth quarter of 2002 from $558 million in the fourth quarter of 2001 due to acquisitions, lower equity investment losses and higher financing-related and cash management revenue partially offset by lower foreign exchange revenue. Revenue in the fourth quarter of 2001 was adversely impacted by a $222 million charge for fair value adjustments of venture capital investments and a $57 million loss on the disposition of large corporate loans. Trust and investment fee revenue increased to $735 million in the fourth quarter of 2002 from $670 million in the fourth quarter of 2001 primarily due to acquisitions. Excluding the impact of acquisitions, trust and investment fee revenue decreased approximately 7 percent due to market depreciation in assets under management, lower benefits consulting revenue and lower securities lending fees.

•
Operating expense increased $82 million compared with the third quarter of 2002 due primarily to higher severance and benefits expense, higher incentive expense primarily related to higher performance fees and the termination of the transitional service agreement with Citizens. Excluding the impact of acquisitions and the 2001 amortization of goodwill, operating expense decreased approximately 3 percent compared with the fourth quarter of 2001 primarily due to the lower severance expense and incentive expense.

•
The provision for credit losses totaled $6 million in the fourth quarter of 2002, compared with $2 million in the third quarter of 2002 and $5 million in the fourth quarter of 2001. Net credit related losses totaled $4 million in the fourth quarter of 2002, compared with $116 million in the third quarter of 2002 and $40 million in the fourth quarter of 2001.

Mellon Reports Earnings
Jan. 21, 2003

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and affluent individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources services and treasury services. Mellon has approximately $2.9 trillion in assets under management, administration or custody, including $581 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon is available at www.mellon.com.

Martin G. McGuinn, chairman and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, will host a conference call and simultaneous webcast at 4:45 p.m. EST on Tuesday, Jan. 21, 2003. This conference call and webcast will include forward-looking information and may include other material information.

Persons wishing to access the conference call and webcast may do so by dialing (877) 420-2982 (U.S.) and (847) 619-6129 (international) or by logging on to www.mellon.com. A series of graphics related to the topics to be discussed in the conference call and webcast will be available at www.mellon.com beginning at approximately 4:15 p.m. EST on Jan. 21, 2003. Replays of the conference call and webcast will be available beginning Jan. 21, 2003 at approximately 8 p.m. EST until Tuesday, Jan. 28, 2003 at 5 p.m. EST by dialing (800) 479-6001 (U.S.) or (402) 220-5231 (international). The archived version of the conference call and webcast and related graphics will also be available at www.mellon.com during the same time period.

This earnings release contains statements relating to future results of the Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things: revenue enhancements, expense savings, reduction of positions related to the Corporation’s LEAP program, and effective tax rates. These forward-looking statements are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the ability to achieve, and the value of, the revenue enhancements and expense savings anticipated by management and levels of tax-free income. Such forward-looking statements speak only as of January 21, 2003, and the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after January 21, 2003, or to reflect the occurrence of unanticipated events.

Note: Detailed supplemental financial information follows.

Mellon Reports Earnings
Jan. 21, 2003

Noninterest Revenue
	Year ended		Quarter ended
	Dec. 31,	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,
(dollar amounts in millions, unless otherwise noted)	2002	2001 (a)	2002	2002	2001 (a)

Trust and investment fee revenue:
Investment management	$1,414	$1,375	$349	$340	$374
Human resources services (b)	1,020	691	255	232	170
Institutional trust and custody	479	392	115	122	102
Securities lending revenue	75	97	16	16	24

Total trust and investment fee revenue	2,988	2,555	735	710	670
Cash management revenue	285	239	74	72	63
Foreign exchange revenue	146	171	30	44	43
Securities trading revenue	37	23	13	14	10
Financing-related revenue	147	97	41	34	(20)
Equity investment revenue	(28)	(380)	(21)	(23)	(223)
Other	47	42	28	5	15

Total fee and other revenue	3,622	2,747	900	856	558
Gains on sales of securities	59	-	31	28	-

Total noninterest revenue	$3,681	$2,747	$931	$884	$558

Fee revenue as a percentage of fee and net interest revenue (FTE)	85%	83%	86%	84%	79%
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE)	70%	76%	69%	69%	93%
Market value of assets under management at period end (in billions)	$581	$592	$581	$562	$592
Market value of assets under administration or custody at period end (in billions)	$2,276	$2,082	$2,276	$2,209	$2,082
S&P 500 Index at period end	880	1,148	880	815	1,148

(a)
In January 2002, the Corporation began to record customer expense reimbursements as revenue in accordance with a Financial Accounting Standards Board (FASB) staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Prior period amounts have been reclassified.

(b)
Amounts do not necessarily agree with those presented in Business Sectors on pages 15 and 16, which include net interest revenue (expense) and revenue transferred between sectors under revenue transfer agreements. Additionally, sector amounts are reported on a fully taxable equivalent basis.

Note:    For analytical purposes, the term “fee revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue less gains on the sales of securities.

Fee revenue

Fee revenue of $900 million in the fourth quarter of 2002 increased $44 million, or 5% (unannualized), from the third quarter of 2002, primarily due to a 3% (unannualized) increase in trust and investment fee revenue as well as an increase in other fee revenue partially offset by lower foreign exchange revenue. As discussed further under the applicable fee categories on the following pages, the 3% increase in trust and investment fee revenue was principally due to higher benefits consulting revenue and higher investor services fees, included in human resources services fee revenue, as well as a seasonal increase in performance fees, included in investment management fee revenue.

Mellon Reports Earnings
Jan. 21, 2003

Fee revenue increased to $900 million in the fourth quarter of 2002 from $558 million in the fourth quarter of 2001 due to acquisitions, lower equity investment losses and higher financing-related and cash management revenue partially offset by lower foreign exchange revenue. Revenue in the fourth quarter of 2001 was adversely impacted by a $222 million charge for fair value adjustments of venture capital investments and a $57 million loss on the disposition of large corporate loans. Trust and investment fee revenue increased to $735 million in the fourth quarter of 2002 from $670 million in the fourth quarter of 2001 primarily due to acquisitions. Excluding the impact of acquisitions, trust and investment fee revenue decreased approximately 7% due to market depreciation in assets under management, lower benefits consulting revenue and lower securities lending fees.

Fee revenue increased to $3.622 billion in 2002 from $2.747 billion in 2001 due to acquisitions, lower equity investment losses and higher financing-related, cash management and securities trading revenue, partially offset by lower foreign exchange revenue. Trust and investment fee revenue increased to $2.988 billion from $2.555 billion primarily due to acquisitions. Excluding the impact of acquisitions, trust and investment fee revenue decreased approximately 2% due to market depreciation in assets under management and lower securities lending fees.

Investment management fee revenue

Investment management fee revenue increased $9 million, or 3% in the fourth quarter of 2002 compared with the third quarter 2002 reflecting the seasonal increase in performance fees, which are primarily recorded in the fourth and first quarters each year, partially offset by lower mutual fund management fees. Performance fees are earned by investment managers as the investment performance of their products exceeds various benchmarks. Performance fees, which totaled $20 million in the fourth quarter of 2002, $6 million in the third quarter of 2002 and $27 million in the fourth quarter of 2001, are included in institutional investment management fees. Mutual fund management fees are based upon the daily average net assets of each fund. The average level of mutual fund assets were lower in the fourth quarter of 2002 compared with the third quarter of 2002 even though the period end levels of assets managed at Dec. 31, 2002, were higher than at Sept. 30, 2002. As shown in the table on the following page, fees from proprietary equity mutual funds decreased $3 million and fees from proprietary money market and bond funds decreased $5 million in the fourth quarter of 2002 compared with the third quarter of 2002. The average net assets of proprietary mutual funds managed in the fourth quarter of 2002 were $188 billion, down $5 billion, or 2% from $193 billion in the third quarter of 2002. Proprietary equity funds averaged $36 billion in the fourth quarter of 2002, a decrease of $2 billion, or 4%, compared with $38 billion in the third quarter of 2002.

As shown in the table on page 9, assets under management at Dec. 31, 2002, of $581 billion increased $19 billion from Sept. 30, 2002, primarily due to market appreciation of $13 billion and net inflows of $5 billion. The equity markets at Dec. 31, 2002, as measured by the Standard & Poor’s 500 Index, increased 7.9% compared to Sept. 30, 2002, while a key bond market benchmark, the Lehman Brothers Long-Term Government Bond Index, was flat compared to Sept. 30, 2002.

Investment management fee revenue decreased $25 million, or 7%, in the fourth quarter of 2002 compared with the fourth quarter of 2001. Excluding the impact of acquisitions, investment management fee revenue decreased 9% in the fourth quarter of 2002 compared with the fourth quarter of 2001, due to both a lower level and a different mix of assets under management. Assets under management at Dec. 31, 2002, of $581 billion were $11 billion lower than at Dec. 31, 2001. In addition, the shift in the mix of assets under management from equities, which typically carry higher basis point fees, to fixed income and money market

Mellon Reports Earnings
Jan. 21, 2003

assets which carry lower fees also contributed to the decrease. As shown in the table below, fees from proprietary equity mutual funds decreased $15 million while fees from proprietary money market and bond funds increased only $2 million. Average net assets of proprietary equity mutual funds were $10 billion lower in the fourth quarter of 2002 compared with the fourth quarter of 2001, while total proprietary mutual funds were $8 billion higher in the fourth quarter of 2002 compared with the prior-year period.

Investment management fee revenue increased $39 million in the full-year 2002 compared with the full-year 2001 primarily due to the impact of acquisitions, including the July 2001 acquisition of Standish Mellon Asset Management. Excluding the impact of acquisitions, investment management fee revenue decreased 1% in the full-year 2002 compared with the full-year 2001, due to a lower level of institutional and private client assets under management which offset a higher level of proprietary mutual funds. As shown in the table below, mutual fund fees increased $34 million in the full-year 2002 compared with the full-year 2001 as a $37 billion increase in average money market mutual fund assets generated sufficiently higher fees to more than offset the decline in fees from equity mutual funds. The equity markets at Dec. 31, 2002, as measured by the S&P 500 Index, decreased 23.4% compared with Dec. 31, 2001, while the Lehman Brothers Long-Term Government Bond Index, increased 17.2% compared to Dec. 31, 2001.

Investment management fee revenue	Year ended		Quarter ended
	Dec. 31,	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,
(in millions)	2002	2001	2002	2002	2001

Managed mutual funds (a):
Equity funds	$252	$292	$55	$58	$70
Money market funds	310	249	77	79	74
Bond and fixed-income funds	143	134	35	38	36
Nonproprietary	39	35	13	9	10

Total managed mutual funds	744	710	180	184	190
Institutional	353	353	92	78	113
Private clients	317	312	77	78	71

Total investment management fee revenue	$1,414	$1,375	$349	$340	$374

(a)
Net of quarterly mutual fund fees waived and fund expense reimbursements of $11 million, $9 million and $7 million at Dec. 31, 2002, Sept. 30, 2002, and Dec. 31, 2001, respectively. Net of year-to-date fees waived and fund expense reimbursements of $40 million and $27 million at Dec. 31, 2002, and Dec. 31, 2001.

As shown in the table on the following page, the market value of assets under management was $581 billion at Dec. 31, 2002, a $19 billion, or 3% (unannualized), increase from $562 billion at Sept. 30, 2002, and a $11 billion, or 2%, decrease from $592 billion at Dec. 31, 2001. The $581 billion of assets managed were comprised as follows: 31% equities; 21% fixed income; 33% money market; 8% overlay and global fixed-income products; and 7% securities lending cash collateral.

Mellon Reports Earnings
Jan. 21, 2003

Market value of assets under management at period end

	Dec. 31,		Sept. 30,	June 30,	March 31,	Dec. 31,
(in billions)	2002		2002	2002	2002	2001

Mutual funds managed:
Equity funds	$36		$34	$43	$48	$47
Money market funds	126		125	123	121	111
Bond and fixed-income funds	27		27	26	26	26
Nonproprietary	18	(a)	17	21	24	24

Total mutual funds managed	207		203	213	219	208
Institutional (b)	326	(a)	313	326	339	334
Private clients	48		46	49	52	50

Total market value of assets
under management	$581		$562	$588	$610	$592
S&P 500 Index at period end	880		815	990	1,147	1,148

(a)
At Dec. 31, 2002, the combined market values of $18 billion of nonproprietary mutual funds and $326 billion of institutional assets managed, by asset type, were as follows: $90 billion equities, $24 billion balanced, $76 billion fixed income, $105 billion money market (which includes securities lending assets of $46 billion); and $49 billion in overlay and global fixed-income products, for a total of $344 billion.

(b)
Includes assets managed at Pareto Partners of $32 billion at Dec. 31, 2002, $32 billion at Sept. 30, 2002, $35 billion at June 30, 2002, $34 billion at March 31, 2002, and $33 billion at Dec. 31, 2001. The Corporation has a 30% equity interest in Pareto Partners.

As shown in the table below, the increase in assets under management during the fourth quarter of 2002 was due to market appreciation of $13 billion, net inflows of $5 billion (of which $4 billion were long-term inflows) and $1 billion from acquisitions. For the full-year 2002, money market inflows of $16 billion and long-term inflows of $8 billion were offset by market depreciation of $39 billion.

Changes in market value of assets under management
(in billions)	Fourth quarter 2002	Full-year 2002

Market value of assets under management at beginning of period	$562	$592
Net inflows (a):
Long-term	4	8
Money market	1	16

Total net inflows	5	24
Net market appreciation/depreciation (a)	13	(39)
Acquisitions	1	4

Market value of assets under management at end of period	$581	$581

(a)	Preliminary.

Institutional trust and custody and securities lending revenue

The $7 million, or 7%, decrease in institutional trust and custody revenue in the fourth quarter of 2002 compared to the third quarter of 2002 was principally due to lower revenue at Eagle Investment Systems caused by a slowdown in discretionary spending by large corporate and institutional customers. The $13 million, or 12%, increase in institutional trust and custody fee revenue from the fourth quarter of 2001 is due to the November 2001 acquisition of Eagle Investment Systems and business growth. Excluding the impact of acquisitions, institutional trust and custody fees increased 1% compared to the fourth quarter of 2001, primarily due to the impact of new business.

Mellon Reports Earnings
Jan. 21, 2003

Institutional trust and custody fee revenue increased $87 million in the full-year 2002 compared with the full-year 2001 primarily due to the Eagle acquisition and new business. Excluding the impact of acquisitions, institutional trust and custody fees increased 3% for the full-year 2002 compared with the full-year 2001 primarily due to the impact of new business. As shown in the table below, assets under administration or custody totaled $2.3 trillion at Dec. 31, 2002, compared with $2.1 trillion at Dec. 31, 2001. Excluding the impact of assets under administration at Unifi Network, the increase primarily resulted from net new custody business, which more than offset the impact of market depreciation.

Securities lending revenue totaled $75 million in the full-year 2002 compared with $97 million in the full-year 2001 as the effect of net new business in 2002 was offset by narrower margins due to fewer reductions in the federal funds rate in 2002.

Market value of assets under administration or custody at period end
	Dec. 31,	Sept. 30,	June 30,	March 31,	Dec. 31,
(in billions)	2002	2002	2002	2002	2001

Market value of assets under administration or custody (a)(b)	$2,276	$2,209	$2,213	$2,324	$2,082

S&P 500 Index at period end	880	815	990	1,147	1,148

(a)
Includes $322 billion of assets at Dec. 31, 2002; $315 billion at Sept. 30, 2002; $326 billion at June 30, 2002; $304 billion at March 31, 2002; and $289 billion at Dec. 31, 2001, administered by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce.

(b)
Assets administered by the Corporation under ABN AMRO Mellon Global Securities Services B.V., a joint venture of the Corporation and ABN AMRO, included in the table above, were $221 billion at Dec. 31, 2002. Assets administered by the Corporation under ABN AMRO Mellon, a previous strategic alliance of the Corporation and ABN AMRO, included in the table above were $157 billion at Sept. 30, 2002; $166 billion at June 30, 2002; $139 billion at March 31, 2002; and $130 billion at Dec. 31, 2001.

Human resources services fee revenue

Human resources services fee revenue increased $23 million, or 10% (unannualized), compared to the third quarter of 2002 principally due to higher investor services fee revenue resulting from higher activity levels and higher human resource outsourcing volumes due to new business. Human resources services fee revenue increased $85 million from the fourth quarter of 2001 and $329 million for the full-year 2002 compared to the full-year 2001, primarily reflecting the impact of the January 2002 acquisition of Unifi Network. Excluding the impact of acquisitions, human resources services fee revenue declined 1% in the fourth quarter of 2002 compared with the fourth quarter of 2001 and 4% in the full-year 2002 compared with the full-year 2001. These decreases resulted from lower benefits consulting revenue, due principally to a slowdown in discretionary spending by large corporate and institutional customers. Benefit plan administration fees were also lower as activity volumes dropped due to fewer plan participants as a result of corporate downsizing.

Cash management revenue

Cash management fee revenue in the fourth quarter of 2002 increased $2 million, or 4% (unannualized), compared with the third quarter of 2002, and $11 million, or 18%, compared with the fourth quarter of 2001. Cash management fee revenue in the full-year 2002 increased $46 million, or 19%, compared with the full-year 2001. These increases primarily resulted from higher volumes of electronic and corporate lockbox

Mellon Reports Earnings
Jan. 21, 2003

services. Fee revenue also increased due to the declining interest rate environment which resulted in lower compensating balance earnings for those customers maintaining balances in lieu of paying fees. Cash management fee revenue does not include revenue from customers holding compensating balances on deposits in lieu of paying cash fees. The earnings on these compensating balances are recognized in net interest revenue.

Foreign exchange revenue

Foreign exchange revenue totaled $30 million in the fourth quarter of 2002, a $14 million, or 31%, decrease compared with the third quarter of 2002, and a $13 million or 28% decrease compared with the fourth quarter of 2001. Foreign exchange revenue totaled $146 million in the full-year 2002, a $25 million, or 14%, decrease compared with the full-year 2001. These decreases were primarily due to lower levels of market volatility in major currencies and lower client volumes.

Securities trading revenue

Securities trading revenue totaled $13 million in the fourth quarter of 2002, a $1 million, or 8%, decrease compared with the third quarter of 2002, and a $3 million, or 18%, increase compared with the fourth quarter of 2001. Securities trading revenue totaled $37 million in the full-year 2002, a $14 million, or 59%, increase compared with the full-year 2001, primarily due to higher volumes.

Financing-related revenue

Financing-related revenue, which primarily includes loan commitment fees; letters of credit and acceptance fees; gains or losses on loan sales; and gains or losses on lease residuals increased $7 million, or 22%, in the fourth quarter of 2002 compared with the third quarter of 2002 and $61 million compared with the fourth quarter of 2001 which included a $57 million loss on the disposition of large corporate loans. The increases, excluding the impact of the loss on the disposition of loans, primarily reflects higher gains on lease residuals. Financing-related revenue totaled $147 million for full-year 2002, an increase of $50 million compared with $97 million for full-year 2001, due to the loss on disposition of loans in 2001.

Equity investment revenue

Equity investment revenue, which includes realized and unrealized gains and losses on venture capital and non-venture capital investments, was a loss of $21 million in the fourth quarter of 2002 compared with a loss of $23 million in the third quarter of 2002 and a loss of $223 million in the fourth quarter of 2001. The $21 million loss in the fourth quarter of 2002 resulted from a net loss of $14 million on venture capital third party indirect funds and a net loss of $13 million on venture capital private and public direct investments partially offset by $6 million of equity income from non-venture capital investments accounted for under the equity method of accounting. Equity investment revenue was a loss of $28 million for the full-year of 2002, compared with a loss of $380 million for the full-year of 2001. The $28 million loss in 2002 consisted of losses of $55 million on venture capital investments partially offset by gains of $27 million on non-venture capital investments. The loss in 2001 was primarily due to the fourth quarter 2001 $222 million charge and the second quarter $140 million charge for fair value adjustments of venture capital investments.

Mellon Reports Earnings
Jan. 21, 2003

Other fee revenue

Other fee revenue totaled $28 million in the fourth quarter of 2002, an increase of $23 million compared with the third quarter of 2002 and an increase of $13 million compared with the fourth quarter of 2001. Other fee revenue totaled $47 million for the full-year of 2002 compared with $42 million for the full-year of 2001. The fourth quarter of 2002 included a $23 million gain from the resolution of indemnification and other issues related to the 1999 sale of the Corporation’s mortgage businesses.

Gains on sales of securities

The gains on the sales of securities of $31 million in the fourth quarter of 2002 resulted from the sale of $685 million of mortgage-backed investment securities in the Corporation’s securities available for sale portfolio. Given the decline in interest rates associated with the weak economy, these sales represent a further repositioning of the Corporation’s mortgage-backed securities portfolio to protect against accelerated prepayments associated with lower rates. At Dec. 31, 2002, net unrealized gains remaining in the Corporation’s available for sale portfolio were $189 million, down from $230 million at Sept. 30, 2002.

Net Interest Revenue

	Year ended		Quarter ended
	Dec. 31,	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,
(dollar amounts in millions)	2002	2001	2002	2002	2001

Net interest revenue (FTE)	$622	$582	$149	$159	$154
Net interest margin (FTE)	2.74%	2.48%	2.56%	2.72%	2.40%

Average money market investments	$2,448	$3,838	$2,784	$2,344	$5,982
Average trading account securities	744	436	800	738	655
Average securities	10,110	9,412	10,508	10,467	9,513
Average loans	9,445	9,843	9,217	9,836	9,421
Funds allocated to discontinued operations	184	-	-	-	-

Average interest-earning assets	$22,931	$23,529	$23,309	$23,385	$25,571

Note: FTE denotes presentation on a fully taxable equivalent basis.

Net interest revenue on a fully taxable equivalent basis decreased $10 million in the fourth quarter of 2002 compared with the third quarter of 2002 and decreased $5 million compared with the fourth quarter of 2001. The decrease compared with the third quarter of 2002 primarily resulted from a lower net interest margin as loans were replaced with lower yielding money market investments. The decrease compared with the fourth quarter of 2001 resulted from a lower level of interest-earning assets partially offset by a higher net interest margin as low yielding money market assets were replaced in part by higher yielding investment securities. Average interest-earning assets decreased $2.3 billion compared with the fourth quarter of 2001, primarily due to lower levels of money market investments.

Net interest revenue on a fully taxable equivalent basis increased $40 million in the full-year 2002 compared with the full-year 2001, due to a higher net interest margin which more than offset lower levels of average interest-earning assets. The higher net interest margin resulted in part from reduced levels of low yielding money market investments.

Mellon Reports Earnings
Jan. 21, 2003

Operating Expense

	Year ended		Quarter ended
	Dec. 31, 2002	Dec. 31, 2001 (a)	Dec. 31, 2002	Sept. 30, 2002	Dec. 31, 2001 (a)
(dollar amounts in millions)

Staff expense (b)	$1,865	$1,541	$491	$440	$444
Professional, legal and other purchased services	389	347	107	105	114
Net occupancy expense	246	219	60	63	59
Equipment expense	222	157	62	51	44
Business development	131	117	33	32	32
Communications expense	110	95	27	25	23
Amortization of goodwill	-	73	-	-	19
Amortization of other intangible assets	15	7	5	3	2
Other expense	148	94	53	37	38

Total operating expense	$3,126	$2,650	$838	$756	$775

Efficiency ratio (c)	73%	79%	79%	74%	108%

(a)
In January 2002 the Corporation began to record customer expense reimbursements as revenue in accordance with a FASB staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Prior period amounts have been reclassified.

(b)	Reflects a pension credit of $97 million, $120 million, $23 million, $26 million and $32 million, respectively.
(c)	Operating expense as a percentage of fee and net interest revenue, computed on a taxable equivalent basis, excluding gains on the sales of securities.

Operating expense was $838 million in the fourth quarter of 2002, an increase of $82 million compared with the third quarter of 2002, reflecting higher severance and benefit expense, higher incentive expense primarily related to higher performance fees and the termination of the transitional service agreement with Citizens. Due to the continued weakness in the economy, the Corporation has identified cost savings opportunities that will result in a reduction of approximately 650 positions. These cost savings opportunities are in addition to those identified as part of Project LEAP (Lifting Earnings and Performance). Severance expense of $18 million pre-tax, or $12 million after-tax, was recorded in the fourth quarter of 2002.

Operating expense for the fourth quarter 2002 compared with the fourth quarter of 2001 was impacted by acquisitions, primarily the January 2002 acquisition of Unifi Network and the November 2001 acquisition of Eagle Investment Systems, and the adoption of Statement of Financial Accounting Standard (FAS) No. 142, which requires that goodwill no longer be amortized. Excluding the effect of acquisitions and the fourth quarter 2001 amortization of goodwill, operating expense decreased approximately 3% in the fourth quarter of 2002 compared with the fourth quarter of 2001 primarily due to lower severance expense, incentive expense and litigation expense. In the fourth quarter of 2001, the Corporation recorded $30 million of severance expense associated primarily with Project LEAP. The Corporation began implementation of its LEAP program in the third quarter of 2001, and it is expected to be fully implemented by the second quarter of 2003. The program is expected to result annually in $300 million pre-tax of revenue enhancements and expense savings. In 2002 the Corporation recognized approximately $200 million of revenue enhancements and expense savings, of which approximately $65 million was recognized in the fourth quarter.

Operating expense increased to $3.126 billion for the full-year 2002 from $2.650 billion for the full-year 2001 primarily due to acquisitions, a lower pension credit and higher health care benefit and insurance expense, partially offset by the required elimination of goodwill amortization in 2002. Excluding the effect of acquisitions and amortization of goodwill for the full-year 2001, operating

Mellon Reports Earnings
Jan. 21, 2003

expenses increased approximately 4% in the full-year 2002 compared with the full-year 2001, primarily due to a lower pension credit in 2002 and significantly higher medical and other benefits expense and insurance.

Income Taxes

The Corporation’s effective tax rate on income from continuing operations was 32.8% for 2002, compared with 32.6% in 2001, excluding the impact of the amortization of non-tax deductible goodwill. It is currently anticipated that the effective tax rate will be approximately 34% in 2003.

Business Sectors

The Corporation’s business sectors reflect its management structure, the characteristics of its products and services, and the classes of customers to which those products and services are delivered. Lines of business that offer similar or related products and services to common or similar customer decision makers have been combined into six core business sectors. In addition, Other Activity, as discussed further on pages 18 and 19, consists of all activities not reported in the Corporation’s core business sectors.

Reflecting repositioning actions taken to sharpen its strategic focus in 2001 and the January 2002 acquisition of Unifi Network, the Corporation’s core business sectors are divided into two overall reportable groups—Asset Management and Corporate & Institutional Services. The Asset Management group is comprised of the Institutional Asset Management, Mutual Funds and Private Wealth Management sectors. The Corporate & Institutional Services group is comprised of the Asset Servicing, Human Resources Services and Treasury Services sectors.

Quarterly Summary
	% of Core Sector Revenue			% of Core Sector Income Before Taxes			Pretax Operating Margin (a)
	4Q02	3Q02	4Q01	4Q02	3Q02	4Q01	4Q02	3Q02	4Q01

Asset Management Group	38%	37%	43%	46%	45%	51%	26%	33%	33%
Corporate & Institutional Services Group	62%	63%	57%	54%	55%	49%	19%	23%	24%

Total Core Business Sectors	100%	100%	100%	100%	100%	100%	22%	27%	28%

(a)	Margins for the fourth quarter of 2001 include amortization of goodwill. Excluding amortization, ratios would have been 35%, 26% and 30%, respectively.

Mellon Reports Earnings
Jan. 21, 2003

Core Business Sectors - Quarterly data
(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue			Income Before Taxes (a)			Return on Equity (a)
	4Q02	3Q02	4Q01	4Q02	3Q02	4Q01	4Q02	3Q02	4Q01
Asset Management:
Institutional Asset Management	$145	$123	$159	$9	$11	$38	11%	12%	38%
Mutual Funds	130	135	144	44	52	49	26	29	33
Private Wealth Management	125	131	126	52	64	52	65	78	56

Total Asset Management Group	400	389	429	105	127	139	33	37	41

Corporate & Institutional Services:
Asset Servicing	170	188	188	32	50	61	18	28	33
Human Resources Services	264	250	180	14	4	3	15	4	4
Treasury Services	210	217	190	79	99	71	21	24	24

Total Corporate & Institutional Services Group	644	655	558	125	153	135	20	22	25

Total Core Business Sectors	$1,044	$1,044	$987	$230	$280	$274	24%	27%	31%

(a)
Results for 2001 include amortization of goodwill of $3 million in Institutional Asset Management, $3 million in Mutual Funds, $4 million in Private Wealth Management, $2 million in Asset Servicing, $2 million in Human Resources Services, $4 million in Treasury Services, for a total of $18 million in Core Sectors.

Core Business sectors - Summary

4Q 2002 vs. 4Q 2001	Total Revenue	Operating Expense	Income Before
	Growth (a)	Growth (a)(b)	Taxes Growth (b)

Asset Management	(8)%	4%	(30)%
Corporate & Institutional Services	-%	3%	(12)%
Total Core Business Sectors	(3)%	4%	(21)%

(a)	Excludes the impact of acquisitions.
(b)	Excludes the amortization of goodwill in 2001.

Full-year Summary			% of Core
	% of Core		Sector Income		Pretax Operating
	Sector Revenue		Before Taxes		Margin (a)
	2002	2001	2002	2001	2002	2001

Asset Management Group	38%	42%	47%	48%	33%	36%
Corporate & Institutional Services Group	62%	58%	53%	52%	23%	27%

Total Core Business Sectors	100%	100%	100%	100%	27%	31%

(a)	Margins for 2001 include amortization of goodwill. Excluding amortization, ratios would have been 38%, 29% and 33%, respectively.

Mellon Reports Earnings
Jan. 21, 2003

Core Business Sectors - Full-year data
(dollar amounts in millions, presented on an FTE basis)

Sector	Total Revenue		Income Before Taxes (a)		Return on Equity (a)
	2002	2001	2002	2001	2002	2001
Asset Management:
Institutional Asset Management	$546	$533	$72	$136	20%	37%
Mutual Funds	551	542	212	203	31	34
Private Wealth Management	528	492	251	221	77	61

Total Asset Management Group	1,625	1,567	535	560	40	43
Corporate & Institutional Services:
Asset Servicing	730	723	192	266	27	37
Human Resources Services	1,061	721	57	41	14	15
Treasury Services	841	750	360	294	23	22

Total Corporate &
Institutional Services Group	2,632	2,194	609	601	22	26

Total Core Business Sectors	$4,257	$3,761	$1,144	$1,161	28%	32%

(a)
Results for 2001 include amortization of goodwill of $11 million in Institutional Asset Management, $11 million in Mutual Funds, $16 million in Private Wealth Management, $6 million in Asset Servicing, $11 million in Human Resources Services, $13 million in Treasury Services, for a total of $68 million in Core Sectors.

Core Business sectors - Summary

2002 vs. 2001	Total Revenue Growth (a)	Operating Expense Growth (a)(b)	Income Before Taxes Growth (b)

Asset Management	(1)%	4%	(11)%
Corporate & Institutional Services	3%	5%	(4)%
Total Core Business Sectors	1%	5%	(7)%

(a)	Excludes the impact of acquisitions.
(b)	Excludes the amortization of goodwill in 2001.

Asset Management Group

The Corporation’s Asset Management Group consists of those lines of business which offer investment management and wealth management services to large corporations, institutional customers and affluent individuals aggregated into three business sectors — Institutional Asset Management, Mutual Funds and Private Wealth Management. Institutional Asset Management is comprised of Mellon Institutional Asset Management, which consists of 15 individual asset management companies or joint ventures offering a broad range of equity, fixed income and liquidity management products; and Mellon Global Investments, which distributes investment management products internationally. Mutual Funds consists of all the activities associated with the Dreyfus/Founders complex of mutual funds. Private Wealth Management consists of investment management, wealth management and private banking services for affluent individuals, including the activities of Mellon United National Bank in Florida.

Results for the Asset Management Group compared with the third quarter of 2002 reflect a 3% increase in revenue and a 14% increase in expenses. The increase in revenue is primarily due to a seasonal increase in performance fees and higher investment management fees in the Institutional Asset Management sector reflecting the improvement in the equity markets and net new business. Equity market levels, as represented by the S&P 500 Index, increased 7.9% compared with Sept. 30, 2002. The 14% increase in expenses primarily resulted from a higher level of operational errors and higher incentive expense in Institutional

Mellon Reports Earnings
Jan. 21, 2003

Asset Management related to performance fees, higher advertising and purchased services in the Mutual Fund sector and expense incurred to develop wealth offices in Private Wealth Management. Income before taxes decreased 18% compared with the third quarter of 2002.

Results for the Asset Management Group for the fourth quarter of 2002 compared with the fourth quarter of 2001 were impacted by the July 2002 acquisition of HBV Capital Management, which is included in the Institutional Asset Management sector and the October 2001 acquisition of Van Deventer and Hoch, which is included in the Private Wealth Management sector. Excluding the impact of acquisitions and the amortization of goodwill in 2001, results reflect an 8% decrease in revenue and a 4% increase in expenses. The decrease in revenue primarily resulted from the impact of market depreciation in the Institutional Asset Management sector and a lower average level of equity funds in the Mutual Fund sector. The increase in expenses primarily resulted from higher operational errors in Institutional Asset Management and expense incurred to develop wealth offices in Private Wealth Management, partially offset by lower staff expense and advertising expense in the Mutual Fund sector. Income before taxes decreased 30% compared with the fourth quarter of 2001, excluding the amortization of goodwill.

Excluding the impact of acquisitions and the amortization of goodwill in 2001, results for the full-year 2002 compared with the full-year 2001 reflect a 1% decline in revenue and a 4% increase in expenses. The decrease in revenue is due to lower performance fees and the impact of market depreciation in assets managed in the Institutional Asset Management sector. This decrease was partially offset by higher asset management fees in the Mutual Fund sector and higher net interest and other revenue in the Private Wealth Management sector. Investment management fees are based on the market value of assets under management. As shown in the table on page 9, assets under management declined $11 billion from Dec. 31, 2001, as net inflows were offset by market depreciation of $39 billion, due to weakness in the equity markets. Equity market levels, as represented by the S&P 500 Index, decreased 23.4% compared with Dec. 31, 2001. The expense increase primarily resulted from a higher level of operational errors in Institutional Asset Management, higher purchased services and insurance expense in the Mutual Fund sector and expense incurred to develop wealth offices in Private Wealth Management. Income before taxes decreased 11% compared with the full-year 2001, excluding the amortization of goodwill.

Corporate & Institutional Services Group

The Corporation’s Corporate & Institutional Services Group consists of those lines of business which offer trust and custody and related services as well as services for investment managers; human resources consulting and outsourcing services; and treasury-related services to large corporations, institutions and government and other not-for-profit entities. Those lines of business have been aggregated into three business sectors — Asset Servicing, Human Resources Services and Treasury Services. Asset Servicing includes institutional trust and custody, foreign exchange, securities lending, back office outsourcing for investment managers, and substantially all of the Corporation’s joint ventures. Human Resources Services includes human resources consulting, outsourcing and administrative services that leverage technology to support client human resources administration and employee benefit plan administration, as well as investor services such as shareholder and securities transfer services. Treasury Services includes global cash management, large corporate banking, insurance premium financing, commercial real estate lending, corporate finance and derivative products, securities underwriting and trading and activities of Mellon 1st Business Bank in California.

Results for the Corporate and Institutional Services Group compared with the third quarter of 2002 reflect a 2% decrease in revenue and a 3% increase in expenses. The decrease in revenue is primarily due to a 9%

Mellon Reports Earnings
Jan. 21, 2003

decrease in the Asset Servicing sector resulting from lower foreign exchange and institutional trust and custody revenue, partially offset by a 5% increase in the Human Resources Services sector, primarily resulting from higher outsourcing fees from new business and higher investor services fees from higher volumes. The 3% increase in expenses primarily resulted from higher expenses in the Treasury Services sector, in part due to higher asset quality expense. Income before taxes decreased 18% compared with the third quarter of 2002.

Results for the Corporate & Institutional Services Group for the fourth quarter of 2002 compared with the fourth quarter of 2001 were impacted by the January 2002 acquisition of Unifi Network in the Human Resources Services sector and by the November 2001 acquisition of Eagle Investment Systems in the Asset Servicing sector. Results, excluding the impact of acquisitions and the amortization of goodwill in 2001, reflect flat revenues and a 3% increase in expenses. A 10% increase in revenue in the Treasury Services sector from higher net interest revenue and cash management revenue was offset by lower net interest and foreign exchange revenue in the Asset Servicing sector. The increase in expenses primarily resulted from higher medical and other benefits expense, a lower pension credit and other expenses in support of business growth. Excluding the amortization of goodwill in 2001, income before taxes decreased 12% in the fourth quarter of 2002 compared with the fourth quarter of 2001.

Excluding the impact of acquisitions and the amortization of goodwill in 2001, results for the full-year 2002 compared with the full-year 2001 reflect a 3% increase in revenue and a 5% increase in expenses. These results reflect a 12% increase in revenue in the Treasury Services sector, reflecting higher net interest revenue and cash management revenue. This increase was partially offset by a 4% decline in revenue in the Asset Servicing sector, primarily resulting from lower foreign exchange revenue, lower securities lending revenue and lower net interest revenue, partially offset by higher institutional trust and custody fees from new business. The increase in expense primarily resulted from higher medical and other benefits expense, higher insurance expense, a lower pension credit and other expenses to support business growth and product development. Excluding the amortization of goodwill in 2001, income before taxes decreased 4% in the full-year 2002 compared to the full-year 2001.

Other Activity

Other Activity includes results for large ticket leasing, which is in a runoff mode, and certain lending relationships that are part of the Corporation’s business exits strategy; the results of Mellon Ventures, the Corporation’s venture capital group; and business activities or utilities, including Corporate Treasury, that are not separate lines of business or have not been fully allocated, for management reporting purposes, to the core business sectors.

Other Activity includes $27 million of net losses resulting from fair value adjustments to venture capital investments recorded in the fourth quarter of 2002, reflecting the continued weakness in the economy. Also included in other activity is $31 million of gains from the sale of mortgage-backed investment securities, a $23 million gain from the resolution of indemnification and other issues related to the 1999 sale of the mortgage business and $18 million of severance expense. Given the decline in interest rates associated with the weak economy, the sales of mortgage-backed investment securities represent a further repositioning of the Corporation’s mortgage backed securities portfolio to protect against accelerated prepayments associated with lower rates.

In accordance with the Corporation’s management accounting reporting practices, credit quality expense (revenue) for the core sectors is presented on a net charge-off basis, and totaled $4 million in the fourth

Mellon Reports Earnings
Jan. 21, 2003

quarter of 2002. Credit quality expense (revenue) in Other Activity represents the Corporation’s provision for credit losses in excess of net charge-offs recorded in the core sectors. When a determination is made that a borrowing arrangement does not meet the Corporation’s relationship strategy criteria, it is moved to Other Activity and managed under an exit strategy. Any subsequent credit quality expense (revenue) is reported in Other Activity and not in the core sectors. The Corporation’s business exits strategy is a strategy to exit all credit relationships for which a broad based fee relationship resulting from the cross-sale of the Corporation’s fee-based services does not exist or for which the customer does not meet the Corporation’s credit quality criteria. The loans and leases transferred to this classification include the Corporation’s large ticket lease portfolio, which was principally transaction based, selected types of loans which were also transaction based (leveraged loans, project financings) and loans to companies where a broad based fee relationship does not exist or for which the customer does not meet the Corporation’s credit quality criteria.

The Corporation will not renew its credit relationship with such companies when the respective contractual commitment periods end. The Corporation may consider selling remaining commitments on a case-by-case basis as opportunities arise. The results in Other Activity for the third quarter of 2002 included $28 million of net losses related to venture capital investments and $28 million in gains on the sale of mortgage-backed investment securities.

Provision and Reserves for Credit Exposure

	Year ended		Quarter ended
	Dec. 31,	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,
(dollar amounts in millions)	2002	2001	2002	2002	2001

Reserve for loan losses (a):
Balance at beginning of period	$96	$254	$127	$242	$187
Net credit (losses) recoveries (b)	(123)	(82)	2	(115)	(40)
Net change in reserves and other activity	10	(72)	(2)	-	(56)
Provision for loan losses	144	(4)	-	-	5

Balance at end of period	$127	$96	$127	$127	$96

Reserve for unfunded commitments (a):
Balance at beginning of period	$42	$18	$52	$51	$33
Loss on sale of commitments	(7)	-	(6)	(1)	-
Net change in reserves and other activity	(11)	24	-	-	9
Provision for unfunded commitments	28	-	6	2	-

Balance at end of period	$52	$42	$52	$52	$42

Total reserve for credit exposure	$179	$138	$179	$179	$138

Annualized net credit losses (recoveries) to average loans	1.30%	.84%	(.08)%	4.64%	1.67%

Reserve for loan losses:
As a percentage of total loans (c)	1.51%	1.12%	1.51%	1.36%	1.12%
As a percentage of nonperforming loans (c)	222%	164%	222%	188%	164%

(a)
In the second quarter of 2002, the Corporation began to record the reserve for unfunded loan commitments as a liability. Previously, any such reserve was included in the reserve for loan losses. Prior period amounts have been reclassified.

(b)	Includes write-downs resulting from loan sales. Substantially all of the net credit losses relate to commercial and financial loans.
(c)	At period end.

Mellon Reports Earnings
Jan. 21, 2003

The provision for credit losses totaled $6 million in the fourth quarter of 2002, compared with $2 million in the third quarter of 2002 and $5 million in the fourth quarter of 2001. Net credit related losses totaled $4 million in the fourth quarter of 2002, compared with $116 million in the third quarter of 2002 and $40 million in the fourth quarter of 2001.

The provision for credit losses for the full-year 2002 totaled $172 million compared with a credit of $4 million in 2001. The higher provision for credit losses in 2002 related in large part to a provision for credit exposure to customers that have been associated with allegations of accounting irregularities. Net credit related losses totaled $130 million in 2002, of which $104 million was on loans to two customers associated with accounting irregularities. The remaining credit losses primarily related to commercial and financial loans. Net credit related losses totaled $82 million in 2001, primarily relating to commercial and financial loans.

Mellon Reports Earnings
Jan. 21, 2003

Unfunded Commitments To Extend Credit

Unfunded commitments to extend credit totaled $19.4 billion at Dec. 31, 2002, a $1.946 billion, or 9%, reduction compared with Sept. 30, 2002. The reduction primarily resulted from decreases in the following industry sectors: other large corporate; state and local governments (included in all other); energy; telecommunications; financial institutions; electrical and electronic equipment; and scientific and medical equipment. These decreases resulted from the reduction or elimination of exposure at the maturity of the commitment, and from sales.

Unfunded commitments to extend credit at Dec. 31, 2002
(dollar amounts in millions)

	Unfunded commitments to extend credit
				Commitment expiration
Industry sector (a)	Number of customers (b)	Commitments	Investment grade (c)	<1 year	1-5 years	>5 years	Memo: Loans
Large corporate:
Financial institutions	37	$2,036	100%	$1,563	$473	$-	$37
Captive finance companies	10	991	97%	618	373	-	23
Insurance	49	1,763	99%	1,066	697	-	108
Electric and gas utilities	49	1,358	100%	1,032	326	-	296
Investment management companies	27	1,130	100%	1,048	82	-	94
Energy	33	1,002	97%	605	397	-	120
Services	25	923	96%	615	308	-	92
Electrical and electronic equipment	22	906	91%	346	560	-	212
Cable/media	23	750	92%	270	457	23	249
Chemicals	29	711	88%	306	405	-	91
Telecommunications	7	621	100%	515	106	-	62
Industrial machinery and equipment	17	602	91%	294	308	-	37
Metals	11	597	95%	347	250	-	13
Food, tobacco and kindred products	10	524	100%	127	397	-	26
Scientific and medical equipment	12	506	99%	195	311	-	63
All other	154	3,743	91%	1,641	2,092	10	1,398

Total commercial and financial - large corporate	515	$18,163	96%	$10,588	$7,542	$33	$2,921
Total commercial and financial - other lines of business	1,025	$623	52%	$439	$167	$17	$2,000

Total (d)	1,540	$18,786	94%	$11,027	$7,709	$50	$4,921
Real estate	868	497	71%	232	254	11	2,227
Consumer	NM	161	NM	64	49	48	1,290

Total	NM	$19,444	NM	$11,323	$8,012	$109	$8,438

(a)	The industry sectors shown are those that comprise $500 million or more of unfunded commercial and financial commitments.
(b)	Number of customers represents those customers with available commitments.
(c)
Investment grade commitments are those where the customer has a Moody’s long-term rating of Baa3 or better, and/or a Standard and Poor’s long-term rating of BBB- or better, or if unrated, has been assigned an equivalent rating using the Corporation’s internal risk rating. The percentages in the table are based upon the dollar amounts of investment grade commitments as a percentage of the related dollar amount of commitments for each industry sector.

(d)	Includes commercial and financial, lease finance and international loans and commitments.
NM—Not meaningful for this disclosure.

Mellon Reports Earnings
Jan. 21, 2003

Nonperforming Assets

	Dec. 31,	Sept. 30,	June 30,	Dec. 31,
(dollar amounts in millions)	2002	2002	2002	2001

Nonperforming loans:
Commercial and financial	$54	$55	$160	$56
Consumer credit	3	5	4	2
Commercial real estate	-	7	11	1

Total nonperforming loans	57	67	175	59
Acquired property:
Real estate acquired	2	2	1	2
Other assets acquired	-	-	-	1

Total acquired property	2	2	1	3

Total nonperforming assets	$59	$69	$176	$62

Nonperforming loans as a percentage of total loans	.68%	.72%	1.78%	.69%
Nonperforming assets as a percentage of total loans and net acquired property	.70%	.74%	1.79%	.72%
Nonperforming assets as a percentage of Tier I capital plus the reserve for loan losses	2.64%	3.14%	7.55%	2.30%

The $10 million decrease in nonperforming assets compared with Sept. 30, 2002, primarily resulted from the sale of a commercial real estate nonperforming loan. Of the $59 million balance of total nonperforming assets at Dec. 31, 2002, $39 million was to a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection in the second quarter of 2001, $15 million was the remaining balance of the loan to WorldCom, Inc. and $5 million consists of various smaller loans and acquired assets.

Mellon Reports Earnings
Jan. 21, 2003

Selected Capital Data
(dollar amounts in millions, except per share amounts; common shares in thousands)	Dec. 31, 2002		Sept. 30, 2002	Dec. 31, 2001

Total shareholders’ equity	$3,395		$3,325	$3,482
Total shareholders’ equity to assets ratio	9.37%		9.50%	9.79%

Tangible shareholders’ equity (a)	$1,681		$1,663	$1,986
Tangible shareholders’ equity to assets ratio (b)	4.87%		4.99%	5.84%

Tier I capital ratio (c)	7.9%	(d)	7.75%	8.81%
Total (Tier I plus Tier II) capital ratio (c)	12.6%	(d)	12.29%	13.65%
Leverage capital ratio (c)	6.6%	(d)	6.48%	6.31%

Book value per common share	$7.88		$7.72	$7.80
Tangible book value per common share	$3.90		$3.86	$4.45

Closing common stock price per share	$26.11		$25.93	$37.62
Market capitalization	$11,248		$11,174	$16,798
Common shares outstanding	430,782		430,941	446,509

(a)
Includes $17 million, $22 million and $52 million, respectively, of minority interest. In addition, includes $448 million, $416 million and $299 million, respectively, of tax benefits related to tax deductible goodwill and intangible assets.

(b)
Shareholders’ equity plus minority interest less goodwill and intangible assets divided by total assets less goodwill and intangible assets. The amount of goodwill and intangible assets subtracted from shareholders’ equity and total assets is net of the tax benefit.

(c)	Includes discontinued operations.
(d)	Estimated.

The Corporation’s capital ratios at Dec. 31, 2002, compared with Dec. 31, 2001, reflect the effect of common stock repurchases and the effect of a higher level of goodwill and other intangibles resulting from acquisitions.

During the fourth quarter of 2002, 1.0 million shares of common stock were repurchased at a purchase price of $29 million for an average share price of $28.56 per share. Share repurchases in 2002 totaled 20.4 million shares at a purchase price of $698 million for an average share price of $34.27. Common shares outstanding at Dec. 31, 2002, were 17.8% lower than at Jan. 1, 1999, a 93.1 million share reduction, net of shares reissued primarily for employee benefit plan purposes. This reduction was due to stock repurchases totaling approximately $4.5 billion, at an average share price of $36.81 per share. At Dec. 31, 2002, an additional 2.0 million common shares were available for repurchase under a 25 million share repurchase program authorized by the board of directors in November 2001. In October 2002, the board of directors authorized an additional repurchase program of up to 25 million shares of common stock.

Mellon Reports Earnings
Jan. 21, 2003

Discontinued Operations

As a result of several disposition transactions discussed below, and consistent with its announced strategy, the Corporation exited all lines of business serving two defined major classes of customers—retail consumer and small business/middle market customers. The financial results of these businesses are reported as discontinued operations. Following the dispositions, the Corporation’s remaining lines of business serve two defined major classes of customers—high net worth individuals/families and large institutional customers.

Reflected as discontinued operations throughout the Corporation’s financial statements are the results of regional consumer banking, small business banking, and certain middle market banking operations, which were sold to Citizens in December 2001; the Mellon Leasing Corporation businesses that served mid-sized corporations and vendors of small ticket equipment, and Mellon Business Credit, which were sold in June 2001; Dreyfus Brokerage Services, which served retail consumers nationally, which was sold in January 2002; the Corporation’s jumbo mortgage business which served consumers nationally, which was sold in part to Citizens and the balance disposed of through portfolio sales and securitizations; and the disposition in December 2001 of loans and loan commitments to middle market companies not sold to Citizens. In accordance with generally accepted accounting principles, earnings, assets and liabilities of the discontinued businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented, where applicable. All information in this earnings release, including all supplemental information, reflects continuing operations unless otherwise noted.

During the third quarter of 2002, the Corporation completed the conversion of customer deposit accounts and loans to Citizens. The Corporation had been administering these accounts under a transitional service agreement until Citizens was able to convert these accounts to their systems. This was the final step of a transition process that began following the completion of the sale in December 2001. As a result, at Sept. 30, 2002, and Dec. 31, 2002, there were no remaining assets or liabilities in discontinued operations.

The after-tax gain of $2 million in the fourth quarter of 2002 primarily resulted from additional sale proceeds due to favorable customer retention experience on the Citizens transaction. The after-tax gain of $12 million for the full-year 2002 primarily resulted from the resolution of sale-related issues that were uncertain at the time of the dispositions and favorable customer retention. The $770 million after-tax net gain in the full-year 2001 resulted from the transactions discussed above.

Mellon Reports Earnings
Jan. 21, 2003

Impact of New Accounting Standards

In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards (FAS) No. 141, “Business Combinations,” and FAS No. 142, “Goodwill and Other Intangible Assets.” These standards, among other things, eliminated the pooling of interests method of accounting and require that goodwill no longer be amortized, but goodwill is subject to impairment testing. The effective date for FAS No. 141 was July 1, 2001, and the effective date for FAS No. 142 was Jan. 1, 2002. For acquisitions completed prior to July 1, 2001, existing goodwill was amortized through the end of 2001, after which amortization has ceased. For acquisitions initiated after June 30, 2001, goodwill is not amortized. Results excluding the impact of goodwill amortization in 2001 are shown below.

Adjusted financial results - excluding the amortization of goodwill in 2001

	Year ended		Quarter ended
(dollar amounts in millions, except per share amounts; quarterly ratios annualized)	Dec. 31,	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,
	2002	2001	2002	2002	2001

Income from continuing operations	$667	$436	$164	$186	$(44)
Plus after-tax impact of amortization of goodwill from purchase acquisitions:
Goodwill	-	61	-	-	15
Equity method goodwill (a)	-	5	-	-	1

Results excluding amortization of goodwill in 2001:
Income from continuing operations	$667	$502	$164	$186	$(28)
Earnings per share - diluted	$1.52	$1.05	$.38	$.43	$(.05)
Return on equity	19.9%	13.4%	19.4%	22.6%	(3.0)%

Reported results:
Earnings per share - diluted	$1.52	$91	$38	$43	$(.09)
Return on equity	19.9%	11.7%	19.4%	22.6%	(4.7)%

(a)	Relates to the goodwill on equity method investments and joint ventures. The income from these investments is recorded in fee revenue.

Gross joint venture fee revenue (supplemental information)

The Corporation accounts for its interests in joint ventures under the equity method of accounting, with its share of the net results recorded primarily as trust and investment fee revenue. Gross joint venture fee revenue and expense are not included in the Corporation’s reported fee revenue and operating expense. The table below presents the components of gross joint venture fee revenue for informational purposes.

Gross joint venture fee revenue	Year ended		Quarter ended
	Dec. 31,	Dec. 31,	Dec. 31,	Sept. 30,	Dec. 31,
(in millions)	2002	2001	2002	2002	2001

Trust and investment gross joint venture fee revenue	287	278	73	71	71
Foreign exchange gross joint venture fee revenue	18	22	4	6	5

Total gross joint venture fee revenue (a)	305	300	77	77	76

(a)	This table does not include any results of the joint venture with ABN AMRO, which was formed on Dec. 31, 2002, and which will be accounted for under the equity method of accounting in 2003.

Mellon Reports Earnings
Jan. 21, 2003

SUMMARY DATA
Mellon Financial Corporation

	Year ended		Quarter ended
(dollar amounts in millions, except per share amounts; common shares in thousands)	Dec. 31, 2002	Dec. 31, 2001	Dec. 31, 2002	Sept. 30, 2002	Dec. 31, 2001

Continuing operations:
Diluted earnings per share	$1.52	$.91	$.38	$.43	$(.09)
Income from continuing operations	$667	$436	$164	$186	$(44)
Return on equity	19.9%	11.7%	19.4%	22.6%	(4.7)%

Net income (a):
Diluted earnings per share	$1.55	$2.76	$.38	$.44	$1.70
Net income	$682	$1,318	$166	$191	$807
Return on equity	20.3%	35.3%	19.8%	23.1%	84.8%

Fee revenue as a percentage of fee and net interest revenue (FTE)	85%	83%	86%	84%	79%
Trust and investment fee revenue as a percentage of fee and net interest revenue (FTE)	70%	76%	69%	69%	93%

Efficiency ratio	73%	79%	79%	74%	108%

Average common shares and equivalents outstanding:
Basic	436,253	472,684	430,918	432,674	465,121
Diluted	439,189	477,712	433,294	434,993	468,668

Average balances
Money market investments	$2,448	$3,838	$2,784	$2,344	$5,982
Trading account securities	744	436	800	738	655
Securities	10,110	9,412	10,508	10,467	9,513

Total money market investments and securities	13,302	13,686	14,092	13,549	16,150
Loans	9,445	9,843	9,217	9,836	9,421
Funds allocated to discontinued operations	184	-	-	-	-

Total interest-earning assets	22,931	23,529	23,309	23,385	25,571
Total assets	33,695	45,475	34,154	34,175	42,492
Deposits	19,010	17,560	20,693	19,924	17,863
Total shareholders’ equity	3,356	3,735	3,349	3,270	3,774

(a)	Net income amounts include results of discontinued operations, discussed further on page 24.

Note:	All calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis. Quarterly returns are annualized.

Mellon Reports Earnings
Jan. 21, 2003

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Year ended		Quarter ended
(in millions, except per share amounts)	Dec. 31, 2002	Dec. 31, 2001 (a)	Dec. 31, 2002	Sept. 30, 2002	Dec. 31, 2001 (a)

Noninterest revenue
Trust and investment fee revenue	$2,988	$2,555	$735	$710	$670
Cash management revenue	285	239	74	72	63
Foreign exchange revenue	146	171	30	44	43
Securities trading revenue	37	23	13	14	10
Financing-related revenue	147	97	41	34	(20)
Equity investment revenue	(28)	(380)	(21)	(23)	(223)
Other	47	42	28	5	15

Total fee and other revenue	3,622	2,747	900	856	558
Gains on sales of securities	59	-	31	28	-

Total noninterest revenue	3,681	2,747	931	884	558
Net interest revenue
Interest revenue	1,056	1,397	244	268	319
Interest expense	446	823	98	112	168

Net interest revenue	610	574	146	156	151
Provision for credit losses	172	(4)	6	2	5

Net interest revenue after provision for credit losses	438	578	140	154	146
Operating expense
Staff expense	1,865	1,541	491	440	444
Professional, legal and other purchased services	389	347	107	105	114
Net occupancy expense	246	219	60	63	59
Equipment expense	222	157	62	51	44
Business development	131	117	33	32	32
Communications expense	110	95	27	25	23
Amortization of goodwill	-	73	-	-	19
Amortization of intangible assets	15	7	5	3	2
Other expense	148	94	53	37	38

Total operating expense	3,126	2,650	838	756	775

Income
Income from continuing operations before income taxes	993	675	233	282	(71)
Provision for income taxes	326	239	69	96	(27)

Income from continuing operations	667	436	164	186	(44)
Discontinued operations:
Income (loss) from operations after tax	3	112	-	-	(20)
Net gain on disposals after tax	12	770	2	5	871

Income from discontinued operations (net of applicable tax expense of $9, $502, $2, $3 and $457)	15	882	2	5	851

Net income	$682	$1,318	$166	$191	$807

Earnings per share
Continuing operations
Basic	$1.53	$.92	$.38	$.43	$(.09)
Diluted	$1.52	$.91	$.38	$.43	$(.09)
Net income
Basic	$1.56	$2.79	$.38	$.44	$1.71
Diluted	$1.55	$2.76	$.38	$.44	$1.70
Continuing operations - excluding goodwill amortization in 2001(see page 25)
Basic	$1.53	$1.06	$.38	$.43	$(.05)
Diluted	$1.52	$1.05	$.38	$.43	$(.05)

(a)
In January 2002, the Corporation began to record customer expense reimbursements as revenue in accordance with a FASB staff announcement. The Corporation had historically reported expense reimbursements as a reduction of expenses. Prior period amounts have been reclassified.

Mellon Reports Earnings
Jan. 21, 2003

CONDENSED CONSOLIDATED BALANCE SHEET
Mellon Financial Corporation

(dollar amounts in millions)	Dec. 31, 2002	Sept. 30, 2002	Dec. 31, 2001 (a)

Assets
Cash and due from banks	$2,728	$4,050	$3,177
Money market investments	4,160	2,278	5,191
Trading account securities	792	741	638
Securities available for sale	11,054	9,287	8,795
Investment securities (approximate fair value of $548, $614, and $786)	527	590	768
Loans	8,438	9,351	8,540
Reserve for loan losses	(127)	(127)	(96)

Net loans	8,311	9,224	8,444
Premises and equipment	704	708	631
Goodwill	2,065	1,974	1,750
Other intangibles	114	126	97
Assets of discontinued operations	-	-	1,426
Other assets	5,776	6,025	4,646

Total assets	$36,231	$35,003	$35,563

Liabilities
Deposits	$22,657	$22,080	$20,715
Short-term borrowings	1,569	1,896	1,546
Other liabilities	3,069	2,462	3,611
Notes and debentures (with original maturities over one year)	4,493	4,199	4,045
Trust-preferred securities	1,048	1,041	991
Liabilities of discontinued operations	-	-	1,173

Total liabilities	32,836	31,678	32,081

Shareholders’ equity
Common stock - $.50 par value Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294
Additional paid-in capital	1,886	1,881	1,870
Retained earnings	5,514	5,406	5,087
Accumulated unrealized gain, net of tax	41	79	30
Treasury stock of 157,880,343; 157,721,416; and 142,153,053 shares at cost	(4,340)	(4,335)	(3,799)

Total shareholders’ equity	3,395	3,325	3,482

Total liabilities and shareholders’ equity	$36,231	$35,003	$35,563

(a)
In the second quarter of 2002, the Corporation began to record the reserve for loan commitments as a liability. Previously, any such reserve was included in the reserve for loan losses. Prior period amounts have been reclassified.